Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER 2010 EARNINGS

Robbinsville, New Jersey, April 23, 2010 – Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank, announced today its results of operation for the three months ended March 31, 2010.  Net income attributable to Roma Financial Corporation for the three months ended March 31, 2010 was $1.6 million, or $.05 per common and diluted share, compared to $.9 million, or $.03 per common and diluted share, for the same period of the prior year.

At March 31, 2010 the Company’s consolidated assets increased 4.4% to $1.4 billion compared to $1.3 billion at December 31, 2009, deposits increased 3.5% to $1.1 billion and equity increased to $217.5 million from $216.2 million at December 31, 2009.

Peter A. Inverso, President and CEO stated, “We are very pleased with our operating results for the first quarter. Compared to the prior year quarter, net income improved by 78.6% on substantial growth in our earning assets as our deposits at the end of the quarter continued the succession of new record levels.  Net interest income swelled nearly 38.8% to $10.1 million, benefitting from an improved net interest margin. The increase in net interest income fully absorbed an exponential increase in deposit insurance premiums,  a near tripling of the provision for loan losses, higher other real estate owned expense, and initial due diligence expense in connection with our announced acquisition of Sterling Bank.

“Compared to the first quarter of 2009, deposits increased $204.8 million, or 24.2%, and fueled the substantial growth in earning assets.  Loans receivable, net of allowance for loan losses increased $60.7 million or 11.5%, and investments $146.6 million, or 33.3%”, he added.

“These first quarter results are a positive beginning to 2010, although there remains uncertainty and concern that the recent traction in the economy will be maintained”, concluded Inverso.

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Select Market under the symbol “ROMA.”

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey.  Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 87 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington and Ocean counties in New Jersey.  Visit Roma online at www.romabank.com.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.